Exhibit 23.4

Commerce & Finance Law Offices

1506 Tower 1, Jing An Kerry Center, 1515 Nanjing West Road,

Shanghai PRC; Postcode: 200040,

Tel: 8621- 52986877 Fax: 8621- 52986878

Website: www.tongshang.com.cn

January 17, 2014

Montage Technology Group Limited

Room A1601, Technology Building

900 Yi Shan Road, Xuhui District

Shanghai, 200233 People’s Republic of China

Dear Sir/Madam,

We have acted as legal counsel as to the laws of the People’s Republic of China (excluding Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan) to Montage Technology Group Limited (the “Company”) in connection with (A) the Company’s registration statement on Form S-1 including all amendments or supplements thereto (the “Registration Statement”) filed with the Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended (the “Securities Act”), relating to follow-on offering of the Company’s secondary shares, and (B) the proposed listing and trading of the Company’s ordinary shares on the NASDAQ Global Market.

We hereby consent to the use and reference of our name within the sections headed “Risk Factors” and “Enforcement of Civil Liabilities” in, and the filing of this letter as an exhibit to, the Registration Statement. In giving such consent, we do not thereby admit that we fall within the category of the person whose consent is required under Section 7 of the Securities Act or the regulations promulgated thereunder.

Yours sincerely,

/s/ Commerce & Finance